                                                                     EXHIBIT 3.2
                           CERTIFICATE OF AMENDMENT TO
               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
            SERIES A, SERIES B, SERIES B-1, SERIES C, SERIES C-1 AND
                           SERIES C-2 PREFERRED STOCK
                                       OF
                              COLLEGECLUB.COM, INC.

                   Duly Adopted Pursuant to Section 242 of the
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

         The undersigned, as the President and Secretary, respectively, of CollegeClub.com, Inc. (hereinafter called the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST: That pursuant to the authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on September 1, 1999, as amended, the Board of Directors of the Company on February 28, 2000, declaring the following resolution to be advisable and calling for a written consent of the Company's stockholders with respect thereto, adopted the following resolution increasing the number of authorized shares of Preferred Stock, amending the rights, preferences and privileges of the Company's Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, and creating a new series of Preferred Stock designated as Series C-2 Convertible Preferred Stock:

RESOLVED: That the Certificate of Designations, Preferences and Rights of Series
          A, Series B, Series B-1, Series C and Series C-1 Preferred Stock of the Company be amended to increase the number of shares of Preferred Stock authorized for issuance to 26,213,537 and that a new series of Preferred Stock of the Company designated as Series C-2 Convertible Preferred Stock be and are hereby created, and that the designations, powers, preferences and rights of the shares of each such series and the Company's existing Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock, Series C Convertible Preferred Stock and Series C-1 Convertible Preferred Stock, and the qualification, limitations or restrictions thereof are as set forth on EXHIBIT A attached hereto.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent of the stockholders of the Company was duly solicited and executed, pursuant to which the necessary number of shares as required by statute and the Company's Certificate of Incorporation, as amended, were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, the Company has caused this Certificate of
Designations to be signed by James B. DeBello, holding the Office of the President and Chief Operating Officer, and Raffaele G. Fazio, its Secretary, this 24th day of May, 2000.

                                        CollegeClub.com, Inc.



                                        By:    /s/ James B. DeBello
                                             -----------------------------------
                                             James B. DeBello,
                                             Office of the President and
                                             the Chief Operating Officer



                                        By:    /s/ Raffaele Fazio
                                             -----------------------------------
                                             Raffaele G. Fazio,
                                             Secretary

                                                                       EXHIBIT A

                         DESCRIPTION AND DESIGNATIONS OF

       SERIES A, SERIES B, SERIES B-1, SERIES C, SERIES C-1 AND SERIES C-2

                           CONVERTIBLE PREFERRED STOCK

         1. DESIGNATIONS; NUMBER. The first series of Preferred Stock shall consist of One Million Five Hundred Thirty-Six Thousand Five Hundred Thirty-Seven (1,536,537) shares of the authorized and undesignated Preferred Stock of the Company, $0.001 par value, which are hereby designated as the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The second series of Preferred Stock shall consist of Eight Million (8,000,000) shares of the authorized and undesignated Preferred Stock of the Company, $0.001 par value, which are hereby designated as the "Series B Convertible Preferred Stock" (the "Series B Preferred Stock"). The third series of Preferred Stock shall consist of Seven Hundred Seventy-Seven Thousand (777,000) shares of the authorized and undesignated Preferred Stock of the Company, $0.001 par value, which are hereby designated as the "Series B-1 Convertible Preferred Stock" (the "Series B-1 Preferred Stock"). The fourth series of Preferred Stock shall consist of Twelve Million Seven Hundred Thousand (12,700,000) shares of the authorized and undesignated Preferred Stock of the Company, $0.001 par value, which are hereby designated as the "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). The fifth series of Preferred Stock shall consist of One Million Seven Hundred Thousand (1,700,000) shares of the authorized and undesignated Preferred Stock of the Company, $0.001 per value, which are hereby designated as the "Series C-1 Convertible Preferred Stock" (the "Series C-1 Preferred Stock"). The sixth series of Preferred Stock shall consist of One Million Five Hundred Thousand (1,500,000) shares of the authorized and undesignated Preferred Stock of the Company, $0.001 par value, which are hereby designated as the "Series C-2 Convertible Preferred Stock" (the "Series C-2 Convertible Preferred Stock," collectively with the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-1 Preferred Stock, the "Preferred Stock"). The rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock are as follows:

         2. DIVIDENDS.

                  (a) Subject to the rights of holders of outstanding shares of any series of Preferred Stock which may from time to time come into existence, the holders of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the rate per annum of Ten and Ninety-Nine Hundredths Cents ($.1099) per share, Twenty-Two and Eight Tenths Cents ($.228) per share, Twenty-Seven and Thirty-Six Hundredths Cents ($.2736) per share, Twenty-Seven and Sixty-Eight Hundredths Cents ($.2768) per share, Twenty-Seven and Sixty-Eight Hundredths Cents ($.2768) per share, and Twenty-Seven and Sixty-Eight Hundredths Cents ($.2768) per share, respectively. Such dividends may be payable quarterly or otherwise, as the

Board of Directors may from time to time determine. The right to such dividends on the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock shall not be cumulative and no right shall accrue to holders of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared dividend bear or accrue interest. Distributions (as defined below) may be declared or paid upon shares of Common Stock in any fiscal year of the Company only if (i) dividends shall have been paid or set aside upon all outstanding shares of Preferred Stock at the annual rate described above for each quarter of such fiscal year of the Company, including the quarter in which such distributions upon shares of Common Stock are declared, and (ii) shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock participate in such distributions on an as-converted basis.

                  (b) In the event the Company shall declare a distribution (other than any distribution described below in Section 3) payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock were the holders of the number of shares of Common Stock of the Company into which their respective shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

         3. PREFERENCES ON LIQUIDATION.

               (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made with respect to the Company's Common Stock, an amount equal to the sum of One Dollar and Thirty-Seven and Thirty-Three Hundredths Cents ($1.3733) per share of Series A Preferred Stock, Two Dollars and Eighty-Five Cents ($2.85) per share of Series B Preferred Stock, Three Dollars and Forty-Two Cents ($3.42) per share of Series B-1 Preferred Stock; and, in the case of the Series C Preferred Stock and Series C-1 Preferred Stock, Five Dollars and Nineteen Cents ($5.19) per share of Series C Preferred Stock and Series C-1 Preferred Stock if the event requiring such payment occurs prior to November 1, 2000, and Three Dollars and Forty-Six Cents ($3.46) per share of Series C Preferred Stock and Series C-1 Preferred Stock if such event occurs on or after November 1, 2000; and, in the case of the Series C-2 Preferred Stock, Five Dollars and Seven Cents ($5.07) per share of Series C-2 Preferred

Stock; all as adjusted to reflect any subsequent stock dividends, stock splits or recapitalizations, plus all declared and unpaid dividends to the date fixed for distribution. If upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock the full amounts to which they shall be entitled pursuant to this Section 3(a), the assets shall be distributed first among the holders of Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock on a pro rata basis until such holders have received the full amount to which they are entitled pursuant to this section, and second, if any funds remain available for distribution, among the holders of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

               (b) Upon completion of and subordinate to the distribution described in Section 3(a), and subject to the rights of Preferred Stock which may from time to time come into existence, the remaining assets of the Company legally available for distribution to stockholders shall be distributed among the holders of Common Stock, Series B Preferred Stock and Series B-1 Preferred Stock pro rata based on the number of shares of Common Stock held by each such holder (assuming conversion of all such Series B Preferred Stock and Series B-1 Preferred Stock) until the holders of Series B Preferred Stock and Series B-1 Preferred Stock have received an aggregate of Four Dollars and Twenty-Seven and Five-Tenths Cents ($4.275) per share of Series B Preferred Stock and Five Dollars and Thirteen Cents ($5.13) per share of Series B-1 Preferred Stock, respectively (including amounts paid pursuant to Section 3(a)). Thereafter, the remaining assets of the Company legally available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each holder.

               (c) Any transaction or series of related transactions, including the merger or consolidation of the Company into or with another corporation (except a wholly-owned subsidiary), in which the stockholders of the Company immediately prior thereto shall own less than a majority of the voting securities of the surviving corporation, or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

               (d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the Company shall, within ten (10) days after the date the Board of Directors approves such action, or twenty (20) days prior to any stockholders' meeting called to approve such action, or twenty
(20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each holder of shares of Preferred Stock of such material change.

               (e) The Company shall not consummate any voluntary or involuntary liquidation, dissolution or winding up of the Company before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of Preferred Stock.

               (f) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company which will involve the distribution of securities or property other than cash, the value of such distribution of securities or property shall be as follows:

                    (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                         (A) If traded on a securities exchange or the Nasdaq
National Market System, the value shall be deemed to be the average of the closing sale prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing; and

                         (B) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                         (C) If there is no active public market, the value
shall be the fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 3(f)(i)(A) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

         4. VOTING RIGHTS. Except as otherwise required by law, and except as set forth below, the shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-2 Preferred Stock shall be voted equally with the shares of the Company's Common Stock at any annual or special meeting of stockholders of the Company, or may act by written consent in the same manner as the Company's Common Stock, upon the following basis: each holder of shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-2 Preferred Stock shall be entitled to such number of votes for the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-2 Preferred Stock held by him on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of whole shares of the Company's Common Stock into which all of his shares of such series of Preferred Stock are convertible on the close of business on the record date fixed for such meeting or the effective date of such written consent. The shares of the Series C-1 Preferred Stock shall be non-voting, except as required by law.

         5. CONVERSION RIGHTS.

               (a) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the issuance of such share (the "Issuance Date") and without payment of further consideration into fully paid and nonassessable shares of Common Stock of the Company.

               (b) Each share of Preferred Stock shall automatically be converted into that number of shares of Common Stock at its then-effective Conversion Price immediately upon (i) the closing of a bona fide firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of Common Stock, the public offering price per share of which is not less than 1.75 times the then-applicable Series C Preferred Conversion Price (as defined below) per share (adjusted to reflect stock dividends, stock splits or recapitalizations after the Issuance Date) with gross proceeds to the Company (before any underwriting discounts and commissions) of at least Twenty Million Dollars ($20,000,000) (a "Qualified IPO"); or (ii) the election to convert to Common Stock all shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock by the holders of a majority of the then-outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock voting together as a single class with respect to the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock; by a majority of the then-outstanding Series C Preferred Stock, voting as a single class with respect to the conversion of the Series C Preferred Stock and the Series C-1 Preferred Stock; and by a majority of the then-outstanding Series C-2 Preferred Stock, voting as a single class with respect to the conversion of the Series C-2 Preferred Stock.

               (c) The number of shares of Common Stock into which each share of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock may be converted shall be determined by dividing One Dollar and Thirty-Seven and Thirty-Three Hundredths Cents ($1.3733), in the case of Series A Preferred Stock, by the Conversion Price for the Series A Preferred Stock; Two Dollars and Eighty-Five Cents ($2.85), in the case of Series B Preferred Stock, by the Conversion Price for the Series B Preferred Stock; Three Dollars and Forty-Two Cents ($3.42), in the case of the Series B-1 Preferred Stock, by the Conversion Price for the Series B-1 Preferred Stock; Three Dollars and Forty-Six Cents ($3.46), in the case of the Series C Preferred Stock, by the Conversion Price for the Series C Preferred Stock; Three Dollars and Forty-Six Cents ($3.46), in the case of the Series C-1 Preferred Stock, by the Conversion Price for the Series C-1 Preferred Stock; Five Dollars and Seven Cents ($5.07), in the case of the Series C-2 Preferred Stock, by the Conversion Price for the Series C-2 Preferred Stock; in effect at the time of the conversion (the Conversion Prices for the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock being determined as hereinafter provided). As of the time of filing this document with the Delaware Secretary of State, the initial Conversion Prices for the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock shall be One Dollar and Thirty-Seven and Thirty-Three Hundredths Cents ($1.3733) per share, Two Dollars and Eighty-Five Cents ($2.85) per share, Three Dollars and Forty-Two Cents ($3.42) per share, Three Dollars and Forty-Six Cents ($3.46) per share, Three Dollars and Forty-Six Cents ($3.46) per share, and Five

Dollars and Seven Cents ($5.07) per share, respectively, subject to adjustment as provided in Section 6.

               (d) The holder of any shares of Preferred Stock may exercise the conversion rights after the Issuance Date as to such shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company (if required by it), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 5(e). The holder shall be deemed to have become a stockholder of record with respect to the Common Stock on the applicable Conversion Date unless the transfer books of the Company are closed on the date, in which event he shall be deemed to have become a stockholder of record on the next succeeding business day, but the Conversion Price for such series shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock, as the case may be, represented by a certificate surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

               (e) No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. If more than one certificate evidencing shares of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Company's Board of Directors.

               (f) The Company shall pay any and all transfer and other taxes that may be payable with respect to any issue, delivery or transfer of shares of Common Stock on conversion of Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted were registered (unless the name is that of a person who is an affiliate of the transferor), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

               (g) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Preferred Stock from time to time outstanding; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company shall, in accordance with the laws of the State of Delaware take such corporate action as may be necessary to increase the authorized amount of its Common Stock to such number of shares as shall be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company's Certificate of Incorporation.

               (h) All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will, upon issuance by the Company, be without payment of further consideration, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         6. ADJUSTMENT OF CONVERSION PRICE. The Conversion Price as to all authorized shares of each series of Preferred Stock, whether or not then outstanding, shall be subject to adjustment from time to time as follows:

               (a) STOCK SPLITS, DIVIDENDS AND COMBINATIONS. In the event the Company should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 6(c)(i)(F). If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (b) NONCASH DIVIDENDS, STOCK PURCHASE RIGHTS, CAPITAL REORGANIZATIONS AND DISSOLUTIONS. In case:

                    (i) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

                    (ii) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

                    (iii) of any capital reorganization of the Company, reclassification of the capital stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Company with or into another corporation or conveyance of all or substantially all of the assets of the Company to another corporation; or

                    (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, and in any such case, the Company shall cause to be mailed to the transfer agent for the Preferred Stock, and to the holders of record of the outstanding Preferred Stock, at least fifteen (15) days prior to the date a record is to be taken, a notice stating the date on which such a record is to be taken for the purpose of such dividend, distribution or rights, or such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

               (c) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK.

                    (i) The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

                         (A)  (I) Should the Company issue or sell, prior to
November 1, 2000, any shares of Additional Stock (as defined below) for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then upon such issue or sale the Series C Conversion Price and Series C-1 Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the higher of (x) the consideration per share received by the Company upon such issuance or sale of the newly sold equity securities or (y) Two Dollars and Eighty-Five Cents ($2.85) per share. On and after the earlier of November 1, 2000 or the date on which the Series C Conversion Price equals $2.85, the Series C Conversion Price and Series C-1 Conversion Price shall be adjusted in accordance with the provisions of Section 6(c)(i)(B).

                              (II) Should the Company issue or sell, prior to
November 1, 2000, any shares of Additional Stock for a consideration per share less than the Series C-2 Conversion Price in effect immediately prior to the time of such issue or sale, then upon such issue or sale the Series C-2 Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the higher of (x) the consideration per share received by the Company upon such issuance or sale of the newly sold equity securities or (y) Three Dollars and Forty-Six Cents ($3.46) per share. On and after the earlier of November 1, 2000 or the date on which the Series C-2 Conversion Price equals $3.46, the Series C-2 Conversion Price shall be adjusted in accordance with the provisions of Section 6(c)(i)(B).

                         (B) Should the Company issue or sell any Additional
Stock after the date on which the shares of Series C Preferred Stock were first issued (the "Purchase Date") without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock for the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C-2 Preferred Stock or if on or after the earlier of November 1, 2000 or the date on which the Series C Conversion Price equals $2.85, the Series C Preferred Stock or Series C-1 Preferred Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall be adjusted to a price determined by multiplying such series' Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (assuming conversion of all outstanding shares of Preferred Stock) (the "Outstanding Common Shares") plus the number of shares of Common Stock which the aggregate consideration received by the Company of such issuance would purchase at such Conversion Price; and the denominator of which shall be the Outstanding Common Shares plus the number of shares of such Additional Stock plus the number of outstanding Stock Options.

                         (C) No adjustment of the Conversion Price for the
Preferred Stock shall be made in an amount less than One Cent ($0.01) per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 6(c)(i)(F)(III) and 6(c)(i)(F)(IV) , no adjustment of such Conversion Price pursuant to this Section 6(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                         (D) In the case of the issuance of Common Stock for
cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                         (E) In the case of the issuance of the Common Stock for
a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to have the fair value thereof, as determined by the Board of Directors, irrespective of any accounting treatment.

                         (F) In the case of the issuance (whether before, on or
after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 6(c)(i):

                              (I) The aggregate maximum number of shares of
Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 6(c)(i)(D) and (E), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

                              (II) The aggregate maximum number of shares of
Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights, plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 6(c)(i)(D) and (E)).

                              (III) In the event of any change in the number of
shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                              (IV) Upon the expiration of any such options or
rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                              (V) The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Sections 6(c)(i)(F)(I) and (II) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section
6(c)(i)(F)(III) or (IV) .

                    (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 6(c)(i)(F)) by the Company after the Purchase Date, other than:

                         (A) Common Stock issued pursuant to a transaction
described in Section 6(a);

                         (B) Common Stock issued or issuable to employees,
consultants or directors of the Company at not less than fair market value for such shares, as determined in good faith by the Board of Directors, directly or pursuant to a stock option plan or restricted stock plan unanimously approved by the Board of Directors of the Company;

                         (C) Common Stock issued or issuable upon conversion of
shares of Preferred Stock;

                         (D) Common Stock issued or issuable at not less than
fair market value for such shares, as determined in good faith by the Board of Directors, in connection with a merger, acquisition, combination, consolidation or other reorganization involving the corporation approved by the Board of Directors;

                         (E) Common Stock issued or issuable in connection with
any borrowings from a commercial lending institution or in connection with the lease of equipment or property by the Company approved by the Board of Directors;

                         (F) Common Stock issued or issuable as a dividend or
distribution with respect to the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-2 Preferred Stock; or

                         (G) Shares of the Company's Common Stock issuable
deemed to have been issued pursuant to Section 6(c)(i)(F) upon issuance of up to 72,000 shares of the Company's Series B Preferred stock to Overly Publishing ("Overly") pursuant to the Joint Marketing Agreement between the Company and Overly dated as of June 1999.

               (d) OTHER DISTRIBUTIONS. In the event the Company shall declare or pay a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 6(c), then, in each case for the purpose of this Section 6(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

               (e) RECAPITALIZATION. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 6 or Section 2), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

               (f) NO IMPAIRMENTS. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action or inaction, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

               (g) NOTICE OF ADJUSTMENT. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 6, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Conversion Price at the time in effect for such series of Preferred Stock, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares.

         7. PROTECTIVE PROVISIONS.

               (a) Without the consent of the holders of two-thirds of such affected series of outstanding Preferred Stock, voting as a separate class, the Company shall not:

                    (i) take any action that either creates any new class or series of shares having rights, privileges or preferences or priority as to dividends or assets on par with, or senior to, the Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock or Series C-2 Preferred Stock, or increases or decreases the number of authorized shares of Preferred Stock or Common Stock or increases or decreases (other than by conversion) the total number of authorized shares of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock or Series C-2 Preferred Stock;

                    (ii) adversely change the rights of the Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock or Series C-2 Preferred Stock; or

                    (iii) amend, repeal or waive a provision of the Certificate of Incorporation or By-laws of the Company in a manner which adversely affects the holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock or Series C-2 Preferred Stock.

               (b) Without the consent of the holders of two-thirds of the outstanding Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock and Series C-2 Preferred Stock, voting together as a single class on an as-converted basis, the Company shall not:

                    (i) effect any sale or other conveyance of all or substantially all of the assets of the Company, or any other transaction or series of related transactions, including any consolidation or merger involving the Company, pursuant to which the Company's stockholders immediately prior thereto own less than a majority of the voting power of the Company's (or its successor's or parent's) capital stock immediately after the transaction;

                    (ii) redeem, purchase or otherwise acquire (or pay into or set aside a sinking fund for such purpose) any outstanding shares of the capital stock of the Company (excluding Common Stock repurchased at cost upon termination of an officer, employee, director or consultant pursuant to the terms of a restricted stock purchase agreement); or

                    (iii) change the authorized number of directors constituting the Board of Directors of the Company from seven members.

               (c) This Section 7 shall terminate and be of no further force or effect immediately upon the consummation of a Qualified IPO.

         8. BOARD OF DIRECTORS.

               (a) The Board of Directors of the Company shall consist of seven members. Two members (the "Series B Directors") shall be elected by (and may only be removed by) the holders of the Series B Preferred Stock. One member (the "Series B-1 Director") shall be elected by (and may only be removed by) the holders of the Series B-1 Preferred Stock. One member (the "Series C Director") shall be elected by (and may only be removed by) the holders of the Series C Preferred Stock. The three remaining members shall be elected by the holders of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-2 Preferred Stock and holders of Common Stock voting together as a single class on an as-converted basis.

               (b) If the office of any director becomes vacant, such director's replacement shall be elected by the holders of the series of the Preferred Stock (and Common Stock, if applicable) entitled to elect such director, voting together as a separate class, with the Preferred Stock voting on an as-converted basis.

               (c) This section 8 shall terminate and be of no further force or effect immediately upon the consummation of the Company's Qualified IPO.

         9. STATUS OF CONVERTED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled and shall not be issuable by the Company. The Certificate of Incorporation of the Company shall be appropriately amended to effect the corresponding reduction in the Company's authorized capital stock.